Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Hudson Valley Holding Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-167264, 333-145043, 333-139017, and 333-52148) on Form S-8 and in the registration statements (Nos. 333-180737, 333-161165, 333-161893, and 333-185622) on Form S-3 of Hudson Valley Holding Corp., of our reports dated March 13, 2015, with respect to the consolidated balance sheet of Hudson Valley Holding Corp. and Subsidiaries as of December 31, 2014, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Hudson Valley Holding Corp.

/s/ KPMG LLP

New York, New York

March 13, 2015